EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CBRE Group, Inc.:

We consent to the use of our report dated February 29, 2012, with respect to the consolidated balance sheets of CBRE Group, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), cash flows and equity in each of the years in the three-year period ended December 31, 2011, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California

May 8, 2012